Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-10815, 333-10817, 333–28269, 333-39590, 333-57653, and 332-89448 of Rural Cellular Corporation and Subsidiaries (the Company) on Form S-8 of our reports dated February 7, 2003, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2002 and 2001 (which express an unqualified opinion and include explanatory paragraphs relating to:  (i) the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, described in Note 3, (ii) the adoption of SFAS No. 133 (as amended by SFAS No. 138) described in Note 5 and (iii) the application of procedures relating to certain other disclosures and reclassification of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

Deloitte & Touche LLP

Minneapolis, Minnesota

March 21, 2003